Trustcash Holdings, Inc. and Paivis, Corp. Announce Signing of Definitive Agreement and Plan of Merger

NEW YORK, NY--(Marketwire - December 20, 2007) - TRUSTCASH HOLDINGS, INC. ("TRUSTCASH") (OTCBB: TCHH) and PAIVIS, CORP. ("PAIVIS") (OTCBB: PAVC) today jointly announced their execution of a Definitive Agreement and Plan of Merger (the "Merger Agreement") pursuant to which TRUSTCASH has agreed, through a wholly-owned subsidiary, to acquire 100% of the issued and outstanding common shares of the PAIVIS, and PAIVIS has agreed, at the closing of the transaction, to become a wholly-owned subsidiary of TRUSTCASH. As consideration in the merger transaction, TRUSTCASH has agreed to exchange shares of its preferred stock ("the Issuable Shares") with PAIVIS's shareholders at an exchange ratio, under the Merger Agreement that values the PAIVIS shares at $0.65 per common share.

Greg Moss, the Chief Executive Officer of TRUSTCASH, commented, "With the execution of this Definitive Agreement TRUSTCASH moves forward our plan of being aggressive in our growth plans to build a significant operation under a synergistic direction for our shareholders. PAIVIS is a business that we believe has vast potential. It is currently a multimillion dollar operation that has a business plan which includes other acquisition candidates and a comprehensive strategy for growth and profit generation. We look forward to closing and welcoming the PAIVIS shareholders as TRUSTCASH shareholders and feel very strongly on the new combined entities moving forward."

Edwin Kwong, the Interim Executive Officer of PAIVIS, commented further, "The execution of this agreement results from the execution of the Board of Directors plan that we had implemented to move PAIVIS forward through mergers and acquisition for the future growth of the company, and ultimately for the enhancement of value for the PAIVIS shareholders. TRUSTCASH is a burgeoning company with a product that possesses immense potential; we feel this merger provides a great opportunity for our shareholders' growth prospects. We are very pleased with the valuation that we received from TRUSTCASH and feel it is fair for our shareholders. We look forward to the consummation of this transaction and moving forward rapidly to develop a path of success for the combined corporations."

The parties have agreed to use their best efforts to consummate the transaction by January 31, 2008, or as soon as practicable thereafter. Upon closing the combined entities would include Trustcash, Paivis, and Paivis's acquisition targets, Detroit Phone Cards, Inc, and AAAA Media Services, Inc. and produce a combined revenue stream of approximately $73,000,000 (unaudited).

The Merger Agreement, which includes all details of the transaction including the rights and preferences of the Issuable Shares will be filed by TRUSTCASH and PAIVIS as an exhibit to a Current Report on Form 8-K with the U.S. Securities and Exchange Commission as required. The Merger Agreement contains certain conditions precedent to consummation of the merger, including but not limited to, financing being secured by Trustcash, the audits of Paivis' acquisitions being completed, obtaining consents, providing certified lists of shareholders and delivery of certain due diligence and other corporate documents. The Merger Agreement provides detail of the rights and preferred shares of the Issuable Shares. The Merger Agreement amongst other terms and conditions further provides that TRUSTCASH will file a registration statement to register the Issuable Shares and that an application will be made to list the Issuable shares to trade.

About Trustcash

Through its Trustcash brand and website www.trustcash.com, the Company is a pioneer of anonymous payment systems for the internet. It developed a business based on the sale of a stored value card (both virtual and physical) that can be used by consumers to make secure and anonymous purchases on the internet without disclosing their credit card or personal information. Trustcash provides to its customers the "Trustcash™" payment card, which is sold in denominations ranging from $10 to $200 either online, through any of over 500 websites, or at over 50,000 retail locations in the United States via MoneyGram. Trustcash's non-reloadable, virtual Trustcash card is the only "stored value card" that can be purchased where no personal data is stored or available, providing a unique level of both security and privacy to the purchaser.

About Paivis, Corp.

Paivis, Corp. is a wholesale telecommunications carrier that sells prepaid "point-of-sale activated" and live cards. Paivis generates its revenues through the sale of prepaid calling cards and wireless services, and international wholesale termination. Products are sold throughout many of the country's major retail outlets, including Duane Reade, 7-Eleven, and Chevron.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the "PSLRA") provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.

Statements contained herein that are not based on historical fact , as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "could" and other similar expressions, constitute forward-looking statements under the PSLRA. TRUSTCASH and PAIVIS intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements are based on current assumptions but involve known and unknown risks and uncertainties that may cause TRUSTCASH and PAIVIS actual results, performance or achievements to differ materially from current expectations. These risks include economic, competitive, governmental, technological and other factors discussed in TRUSTCASH and PAIVIS annual, quarterly and other periodic public filings on record with the Securities and Exchange Commission which can be viewed free of charge on its website at http://www.sec.gov.

Contacts:

Paivis, Corp.
Edwin Kwong
Interim Chief Executive Officer
Phone: 404-601-2885
www.paivis.com

Contact

Trustcash Investor Relations
Charles Moskowitz
781-826-8882
www.trustcash.com